Exhibit 10.1

NOVATEL INC.
AMENDED & RESTATED
DIRECTORS’ STOCK OPTION PLAN
(Effective as of July 29, 2005)

This Directors’ Stock Option Plan provides for the grant of options to Non-Employee Directors to acquire Common Shares of the Corporation.

1.	PURPOSE

The purpose of the Plan is to attract, retain and compensate qualified persons as independent directors of the Corporation by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

2.	DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below:

(a)	“Board” means the Board of Directors of the Corporation, as constituted from time to time.

(b)	“Committee” means a committee designated by the Board and composed of one (1) or more members of the Board, which committee may be an executive, compensation or other committee, including a separate committee especially created for this purpose.

(c)	“Common Shares” means the class of shares which, as of the effective date of this Plan, is designated as Common Shares of the Corporation and any subsequent class or classes of shares of the Corporation that may replace the Common Shares hereafter.

(d)	“Corporation” means NovAtel Inc., a corporation incorporated under the laws of Canada and any successor or continuing corporation resulting from any form of corporate reorganization.

(e)	“Director” means a member of the Board.

(f)	“Fair Market Value” means:

(1)	If the Common Shares are listed on any established stock exchange or a national market system including without limitation the National Market System of the National Associations of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, its fair market value shall be the closing price for such shares (or the closing bid, if no sales were reported, as quoted on such system or exchange for the last market trading day prior to the time of determination) as reported in the Wall Street Journal or such other source as the Plan Administrator deems reliable;

(2)	If the Common Shares are quoted on the NASDAQ System (but not on the National Market System thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value shall be the mean between the high and low asked prices for the Common Shares or;

(3)	In the absence of an established market for the Common Shares, the fair market value thereof shall be determined in good faith by the Plan Administrator.

(g)	“Non-Employee Director” means a Director who is not an employee of the Corporation or any of its affiliates.

(h)	“Plan” means the Directors’ Stock Option Plan, as amended from time to time, herein provided for.

(i)	“Plan Administrator” shall have the meaning set forth in Section 3.

(j)	“Withholding Tax” means all amounts of money required to be withheld or deducted on account of any present or future taxes, duties, assessments, interest or charges imposed or levied by or on behalf of any governmental authority or agency having the power to tax and required by law or the administration thereof to be withheld or deducted.

3.	ADMINISTRATION

This Plan shall be administered by the Board. If the Board so desires, the Plan shall be administered by the Committee. The Committee shall have the powers and authority vested in the Board hereunder (including the power and authority to interpret any provisions of this Plan or of any Option). The members of any such Committee shall serve at the pleasure of the Board. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully effective as if it had been taken at a meeting. The Board, or any committee thereof appointed to administer the Plan, is referred to herein as the “Plan Administrator”.

Subject to the provisions of this Plan, and with a view to effecting its purpose, the Plan Administrator shall have sole authority, in his absolute discretion, to:

(a)	construe and interpret this Plan;

(b)	define the terms used in this Plan;

(c)	prescribe, amend and rescind rules and regulations relating to this Plan not inconsistent with this Plan;

(d)	correct any defect, supply any omission or reconcile any inconsistency in this Plan;

(e)	determine the individuals to whom Options shall be granted under this Plan; and

(f)	all other determinations necessary or advisable for the administration of this Plan.

In addition, the Plan Administrator may grant to any officer of the Corporation the authority to grant options and otherwise administer the Plan solely with respect to persons who are Non-Employee Directors. All decisions, determinations and interpretations made by the Plan Administrator shall be binding and conclusive on all participants in this Plan and on their legal representatives, heirs and beneficiaries.

4.	ELIGIBILITY

Options may be granted to Non-Employee Directors, subject to such regulatory approvals as may be required on a case by case basis. Any person to whom an Option is granted under this Plan is referred to as an “Optionee”.

5.	SHARES

The Plan Administrator is authorized to grant Options to acquire up to a total of 141,000 of the Corporation’s authorized but unissued, or reacquired, Common Shares; provided, however, that the number of Common Shares available for future grant, together the number of Common Shares issuable upon exercise of outstanding Options under this Plan and the NovAtel Employee Stock Option Plan, collectively, may not exceed 13% of the Common Shares outstanding at any time. The number of shares with respect to which Options may be granted hereunder is subject to adjustment as set forth in Section 6(m) hereof. In the event that any outstanding Option expires or is terminated for any reason, the Common Shares allocable to the unexercised portion of such Option may again be subject to an Option to the same Optionee or to a different person eligible under Section 4 of this Plan.

6.	TERMS AND CONDITIONS OF OPTIONS

Each Option granted under this Plan shall be evidenced by a written agreement approved by the Plan Administrator (the “Agreement”). Agreements may contain such additional provisions, not inconsistent with this Plan, as the Plan Administrator in its discretion may deem advisable. All Options also shall comply with the following requirements:

(a)	Grant of Options.

(1)	Initial Grants. Each Non-Employee Director who joins the Board after July 29, 2005 shall automatically receive on such date an Option to purchase such number of Shares as determined by A divided by B, where “A” is US$40,000 and “B” is the Fair Market Value of the Common Shares on the date on which the Option is granted. Any fractional shares shall be rounded up to the next full share. Accordingly, for example, if the Fair Market Value of the Common Shares on the date of grant is US$25.25, then the Non-Employee Director would receive an Option to purchase 1,585 Common Shares (i.e., US$40,000 divided by US$25.25, rounded up to the next full Share).

(2)	Annual Grants. Each Non-Employee Director automatically will receive, on July 29, 2005 and on the date of each subsequent annual meeting of the shareholders of the Corporation on which the Non-Employee Director is such, an Option to purchase such number of Shares as determined by A divided by B, where “A” is US$40,000 and “B” is the Fair Market Value of the Common Shares on the date on which the Option is granted. Any fractional Share shall be rounded up to the next full Share.

Each Option shall be evidenced by a written stock option agreement which shall be executed by the Optionee and the Corporation.

(b)	Date of Grant

Each Agreement shall state the date of the grant of the Option (the “Date of Grant”). The Date of Grant shall be the date on which the Non-Employee Director initially joins the Board or the date of the annual meeting of shareholders of the Corporation, as the case may be.

(c)	Option Price

Each Agreement shall state the price per Common Share at which it is exercisable. The exercise price for the Common Shares subject to each Option shall be one hundred percent (100%) of the Fair Market Value of such Common Shares on the Date of Grant.

(d)	Duration of Options

Each Option shall terminate upon the expiration of five years from the date of grant of the Option, subject to paragraph 6(g) below.

(e)	Exercisability.

Each Option shall become exercisable one year from the Date of Grant. Notwithstanding the preceding sentence, if prior to the date when an Option would become exercisable, the Non-Employee Director terminates service on the Board on account of death or Disability, the Option shall become exercisable in full on the date of such termination of service.

(f)	Acceleration of Vesting

The vesting of one or more outstanding Options may be accelerated by the Plan Administrator at such times and in such amounts as he shall determine in his sole discretion. The vesting of Options also shall be accelerated under the circumstances described in Sections 6(m) and 6(n) below.

(g)	Term of Option

Vested Options shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events: (i) the expiration of the Option in accordance with Section 6(d) above; (ii) the expiration of 90 days from the date that an Optionee ceases to be a member of the Board for any reason whatsoever other than death or Disability (as defined below) unless the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option; or (iii) the expiration of one year from (A) the date of death of the Optionee or (B) termination or resignation of Optionee as a director of the Corporation by reason of Disability (as defined below). If an Optionee’s position as a director is terminated by death, any Option held by the Optionee shall be exercisable only by the person or persons to whom such Optionee’s rights under such Option shall pass by the Optionee’s will or by the laws of descent and distribution of the state, county or province of the Optionee’s domicile at the time of death. For purposes of the Plan, unless otherwise defined in the Agreement, “Disability” shall mean any physical, mental or other health condition which substantially impairs the Optionee’s ability to perform her or his duties as a director of the Corporation for one hundred twenty (120) days or more in any two hundred forty (240) day period or that can be expected to result in death. The Plan Administrator shall determine whether an Optionee has incurred a Disability on the basis of medical evidence acceptable to the Plan Administrator. Upon making a determination of Disability, the Plan Administrator shall, for purposes of the Plan, determine the date of an Optionee’s termination as a director of the Corporation.

Unless accelerated in accordance with Sections 6(e) or 6(f) above, unvested Options shall terminate immediately upon an Optionee ceasing to hold the office of director of the Corporation.

(h)	Exercise of Options

Options shall be exercisable, either all or in part, at any time after vesting, until termination. If less than all of the shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the Option term. No portion of any Option for less than 50 shares (as adjusted pursuant to Section 6(m) below) may be exercised; provided, that if the vested portion of any Option is less than 50 shares, it may be exercised with respect to all shares for which it is vested. Only whole shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable. Options or portions thereof may be exercised by giving written notice to the Corporation, which notice shall specify the number of shares to be purchased, and be accompanied by payment in the amount of the aggregate exercise price for the Common Shares so purchased, which payment shall be in the form specified in Section 6(i) below. The Corporation shall not be obligated to issue, transfer or deliver a certificate of Common Shares to any Optionee, or to his personal representative, until the aggregate exercise price has been paid for all shares for which the Option shall have been exercised and adequate provision has been made by the Optionee for satisfaction of any Withholding Tax obligations associated with such exercise. Delivery of such certificate shall be made promptly upon such payment and such provisions having been made. During the lifetime of an Optionee, Options are exercisable only by the Optionee.

(i)	Payment upon Exercise of Option

Upon the exercise of any Option, the aggregate exercise price shall be paid to the Corporation in cash, by certified or cashier’s cheque or wire transfer. In addition, upon approval of the Plan Administrator, in his sole discretion, an Optionee may elect to pay for all or any portion of the aggregate exercise price by (1) having the Corporation withhold Common Shares otherwise deliverable to the Optionee upon such exercise in payment for such exercise price, (2) delivering to the Corporation Common Shares previously held by such Optionee, or (3) complying with any other payment mechanism approved by the Plan Administrator from time to time. Any Common Shares received by the Corporation upon the exercise of Options shall have a fair market value at the date of exercise as reasonably determined by the Plan Administrator, applying the principles set forth below, equal to the aggregate exercise price (or portion thereof) to be paid by the Optionee upon such exercise.

(j)	Rights as a Shareholder

An Optionee shall have no rights as a shareholder with respect to any shares covered by an Option until such Optionee becomes a record holder of such shares, irrespective of whether such Optionee has given notice of exercise. Subject to the provisions of Sections 6(m) and 6(n) hereof, no rights shall accrue to an Optionee and no adjustments shall be made on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, the Common Shares for which the record date is prior to the date the Optionee becomes a record holder of the Common Shares covered by the Option, irrespective of whether such Optionee has given notice of exercise.

(k)	Transfer of Option

Unless otherwise specified in the Agreement or by the Plan Administrator, Options granted under this Plan and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by the Plan contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by this Plan, such Option shall thereupon terminate and become null and void.

(l)	Securities Regulation and Withholding Tax

(1)	As a condition to the exercise of an Option, if there is not then an effective registration statement under the United States Securities Act of 1933, as amended, and applicable state securities laws covering the sale of the Common Shares upon such exercise or covering the resale of such Common Shares by the Optionee, the Plan Administrator may require the Optionee to represent and warrant in writing at the time of such exercise that the shares are being purchased only for investment and without any then-present intention to sell or distribute such shares, a stop-transfer order against such shares may be placed on the stock books and records of the Corporation, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such shares in order to assure an exemption from registration. The Plan Administrator also may require such other documentation as may from time to time be necessary to comply with federal, provincial and state securities laws.

(2)	As a condition to the exercise of any Option granted under this Plan, the Optionee shall make such arrangements as the Plan Administrator may require for the satisfaction of any federal, state or local Withholding Tax obligations that may arise in connection with such exercise. The Plan Administrator may, in its sole discretion, permit an Optionee to satisfy such Withholding Tax obligations by (1) having the Corporation withhold Common Shares otherwise deliverable to the Optionee upon such exercise in payment for such obligations, or (2) delivering to the Corporation Common Shares previously held by such Optionee. The Common Shares received or withheld shall have a fair market value at the date of exercise (at the then trading price of the Common Shares if the Common Shares are then publicly traded or, otherwise, as reasonably determined by the Plan Administrator) equal to the aggregate amount of such obligations.

(3)	The issuance, transfer or delivery of certificates of Common Shares pursuant to the exercise of Options may be delayed, at the discretion of the Plan Administrator, until the Plan Administrator is satisfied that the applicable requirements of the federal, provincial and state securities laws and the withholding provisions of the Code have been met. However, such delay shall not be unreasonable.

(m)	Stock Dividend, Reorganization or Liquidation

(1)	If (i) the Corporation shall at any time be involved in a transaction described in Section 424(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision) or any “corporate transaction” described in the regulations thereunder; (ii) the Corporation shall declare a dividend payable in, or shall subdivide or combine, its Common Shares or (iii) any other event with substantially the same effect shall occur, the Plan Administrator shall, with respect to each outstanding Option, proportionately adjust the number of Common Shares and/or the exercise price per share so as to preserve the rights of the Optionee substantially proportionate to the rights of the Optionee prior to such event, and to the extent that such action shall include an increase or decrease in the number of Common Shares subject to outstanding Options, the number of shares available under Section 5 of this Plan shall automatically be increased or decreased, as the case may be, proportionately, without further action on the part of the Plan Administrator, the Corporation or the Corporation’s shareholders.

(2)	If the Corporation is liquidated or dissolved, the holders of any outstanding Options shall have the right to exercise all or any part of the unvested portion of the Options held by them; provided, however, that such Options must be exercised prior to the effective date of such liquidation or dissolution. If the Option holders do not exercise their Options prior to such effective date, each outstanding Option shall terminate as of the effective date of the liquidation or dissolution.

(3)	The foregoing adjustments in the shares subject to Options shall be made by the Plan Administrator, or by any successor administrator of this Plan, or by the applicable terms of any assumption or substitution document.

(4)	The grant of an Option shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

(n)	Change in Control

Any and all Options that have been outstanding under the Plan for at least six (6) months at the time of occurrence of any of the events (a “Change in Control”) described in paragraphs (1), (2) and (3) below (an “Eligible Option”) shall become immediately vested and fully exercisable for the periods indicated (each such exercise period referred to as an “Acceleration Window”):

(1)	For a period of 45 days beginning on the day on which any “Person”, as such term is used in sections 13(d) and 14(d) of the United States Securities and Exchange Act of 1934 (the “Exchange Act”) (other than a shareholder of the Corporation on the date of this Plan, the Corporation, a subsidiary or an employee benefit plan of the Corporation, including any trustee of such plan acting as trustee) together with all affiliates and associates of such Person, becomes, after the date of this Plan, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of 50% or more of the Common Shares then outstanding;

(2)	Beginning on the date that a tender or exchange offer for Common Shares by any Person (other than the Corporation, any subsidiary of the Corporation, any employee benefit plan of the Corporation or of any subsidiary of the Corporation, or any Person organized, appointed or established by the

Corporation for or pursuant to the terms of any such employee benefit plan) is first published or sent or given within the meaning of Rule 14d-2 under the Exchange Act, and continuing so long as such offer remains open (including any extensions or renewals of such offer), unless by the terms of such offer the offeror, upon consummation thereof, would be the Beneficial Owner of less than 50% of the Common Shares then outstanding; or

(3)	For a period of 20 days beginning on the day on which the shareholders of the Corporation duly approve any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding Common Shares into securities of any entity, or cash, or property, or a combination of any of the foregoing, provided that the holder has agreed in writing to waive his or her rights, if any, arising under the second paragraph of Section 6(m) above in connection with completion of any of the transactions described in this clause;

provided however, that with respect to the event specified in paragraph (1) above, such accelerated vesting shall not occur if the event that would otherwise trigger the accelerated vesting of Eligible Options has received the prior approval by the affirmative vote of a majority of all of the directors of the Corporation, excluding for such purposes the votes of directors who are directors or officers of, or have a material financial interest in any entity (other than the Corporation) who is a party to the event specified in paragraph (1) above.

The exercisability of any Eligible Option which remains unexercised following expiration of an Acceleration Window shall be governed by the vesting schedule and other terms of the Agreement representing such Option.

(o)	Buyout Provision

The Plan Administrator may at any time offer to buy out for a payment in cash or Common Shares, an Option previously granted, based on such terms and conditions as the Plan Administrator shall establish and communicate to the Optionee at the time that such offer is made.

(p)	Resale Restrictions

Until such time as the Non-Employee Director is no longer a Director, such Non-Employee Director may only sell up to 50% of the Common Shares received upon exercise of an Option.

7.	EFFECTIVE DATE; TERM

This Plan shall be effective upon its adoption by the Board. Options may be granted until this Plan is terminated by the Board in its sole discretion. Termination of this Plan shall not terminate any Option granted prior to such termination. This last amended by the Board in June 2005, which amendments were approved by the shareholders of the Corporation on July 29, 2005.

8.	NO OBLIGATIONS TO EXERCISE OPTION

The grant of an Option shall impose no obligation upon the Optionee to exercise such Option.

9.	APPLICATION OF FUNDS

The proceeds received by the Corporation from the sale of Common Shares issued upon the exercise of Options shall be used for general corporate purposes, unless otherwise directed by the Board.

10.	INDEMNIFICATION OF PLAN ADMINISTRATOR

In addition to all other rights of indemnification they may have as members of the Board, members of the Plan Administrator shall be indemnified by the Corporation for all reasonable expenses and liabilities of any type or nature, including attorneys’ fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, this Plan or any Option granted under this Plan, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Corporation), except to the extent that such expenses relate to matters for which it is adjudged that such Plan Administrator member is liable for wilful misconduct; provided, that within thirty (30) days after the institution of any such action, suit or proceeding, the Plan Administrator member involved therein shall, in writing, notify the Corporation of such action, suit or proceeding, so that the Corporation may have the opportunity to make appropriate arrangements to prosecute or defend the same.

11.	AMENDMENT OF PLAN

The Plan Administrator may, at any time, modify, amend or terminate this Plan and Options granted under this Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with applicable statutes, rules or regulations; provided however, that (a) any material amendment to this Plan shall require shareholder approval and (b) no such modification, amendment or termination shall deprive any optionee of any rights with respect to any Option then outstanding. For these purposes, a material amendment would include, but not be limited to, the following: (1) any material increase in the number of shares to be issued under the Plan (other than to reflect a reorganization, stock split, merger, spinoff or similar transaction); (2) any material increase in benefits to participants, including any material change to: (i) permit a repricing (or decrease in exercise price) of outstanding options, (ii) reduce the price at which shares or options to purchase shares may be offered, or (iii) extend the duration of the Plan; (3) any material expansion of the class of participants eligible to participate in the Plan; and (4) any expansion in the types of options or awards provided under the Plan. Without limiting the generality of the foregoing, the Plan Administrator may modify grants to persons who are eligible to receive Options under this Plan who are foreign nationals or employed outside the United States to recognize differences in local law, tax policy or custom.